Exhibit 99.1

                                ANTONE F. MOREIRA
                                -----------------
                            Vice President, Treasurer
                           And Chief Financial Officer
                                 (201) 902-9600


                SYMS CORP REPORTS RESULTS FOR THE SECOND QUARTER


SECAUCUS, NEW JERSEY, OCTOBER 1, 2007 - Syms Corp (NYSE:SYM), a leading off-price retailer, announced results today for its second quarter ended September 1, 2007.

For the second quarter ended September 1, 2007, the Company had a net loss of $1.4 million ($0.10 per share) as compared to a net loss of $1.4 million ($0.09 per share) for the 13-week period ended August 26, 2006. For the 26-week period ended September 1, 2007, the net loss was $.7 million ($0.05 per share) as compared to a net profit of $4.4 million ($0.30 per share) for the comparable period last year. In the first quarter ended May 27, 2006, the Company recorded a pre-tax gain on the sale of real estate amounting to approximately $10,424,000. This resulted from the sale of its stores located in Dallas, Texas and Rochester, New York. The Dallas store has been replaced by a leased property located in Plano, Texas.

For the second quarter ended September 1, 2007 same store sales increased .9% compared to the same period last year. For the 26-week period ended September 1, 2007, same store sales increased 3.1% compared to the same period last year.

Net sales for the second quarter ended September 1, 2007 decreased 2.1% to $61.4 million, compared to $62.7 million for the same period last year. Net sales for the 26-week period ended September 1, 2007 decreased .3% to $128.5 million for the comparable period last year.

Syms Corp currently operates a chain of thirty three "off-price" apparel stores located throughout the Northeastern and Middle Atlantic regions and in the Midwest, Southeast and Southwest. Each Syms store offers a broad range of first quality, in-season merchandise bearing nationally recognized designer and brand-name labels.

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CERTAIN  INFORMATION IN THIS PRESS RELEASE INCLUDES  FORWARD-LOOKING  STATEMENTS
(AS SUCH TERM IS  DEFINED IN THE  PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995) AND INFORMATION RELATING TO THE COMPANY THAT ARE BASED ON THE BELIEFS OF THE MANAGEMENT OF THE COMPANY, AS WELL AS ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE MANAGEMENT OF THE COMPANY. WHEN USED IN THIS PRESS RELEASE, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "INTEND", "PLAN" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY, IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS REFLECT THE CURRENT VIEWS OF THE COMPANY WITH RESPECT TO FUTURE EVENTS, THE OUTCOME OF WHICH IS SUBJECT TO CERTAIN RISKS, INCLUDING, AMONG OTHERS, GENERAL ECONOMIC AND MARKET CONDITIONS, DECREASED CONSUMER DEMAND FOR THE COMPANY'S PRODUCT, POSSIBLE DISRUPTIONS IN THE COMPANY'S COMPUTER OR TELEPHONE SYSTEMS, POSSIBLE WORK STOPPAGES, OR INCREASE IN LABOR COSTS, EFFECTS OF COMPETITION, POSSIBLE DISRUPTIONS OR DELAYS IN THE OPENING OF NEW STORES OR INABILITY TO OBTAIN SUITABLE SITES FOR NEW STORES, HIGHER THAN ANTICIPATED STORE CLOSINGS OR RELOCATION COSTS, HIGHER INTEREST RATES, UNANTICIPATED INCREASES IN MERCHANDISE OR OCCUPANCY COSTS AND OTHER FACTORS WHICH MAY BE OUTSIDE THE COMPANY'S CONTROL. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS OR OUTCOMES MAY VARY MATERIALLY FROM THOSE DESCRIBED HEREIN AS ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED. SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS IN THIS PARAGRAPH.

                          (FINANCIAL TABLES TO FOLLOW)

                                    SYMS CORP
                        UNAUDITED STATEMENT OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                               Thirteen     Thirteen    Twenty-six   Twenty-six
                                 Weeks        Weeks        Weeks        Weeks
                                 Ended        Ended        Ended        Ended
                                9/1/2007    8/26/2006    9/1/2007     8/26/2006
                                --------    ---------    --------     ---------

Net Sales                      $  61,384    $  62,683    $ 128,531    $ 128,876

Gross Margin                      22,530       23,185       50,820       50,896

Operating Expenses                25,710       26,208       53,035       54,621

Gain on Sale of Real Estate            0            0            0      (10,424)

Net Profit After Taxes         $  (1,422)   $  (1,373)   $    (748)   $   4,365
                               =========    =========    =========    =========

Net Profit Per Share - Basic   $   (0.10)   $   (0.09)   $   (0.05)   $    0.30
                               =========    =========    =========    =========

Weighted Average
Shares Outstanding - Basic        14,696       14,495       14,698       14,710
                               =========    =========    =========    =========

                                    SYMS CORP
                            UNAUDITED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                    September 1,      August 26,
                                                        2007             2006
                                                        ----             ----

ASSETS:

Current Assets
           Cash                                       $ 17,475          $ 37,543
           Receivables                                   2,007             2,323
           Merchandise Inventory - net                  65,766            68,846
           Other Current Assets                         12,935             9,884

                                                      --------          --------
           Total Current Assets                         98,183           118,596

Property & Equipment - Net                              99,141           105,784

Other Assets                                            33,011            24,594

                                                      --------          --------
Total Assets                                          $230,335          $248,974
                                                      ========          ========


Liabilities & Shareholder's Equity:

           Accounts Payable                           $ 29,839          $ 30,150
           Accrued Expenses                              5,642             7,147
           Other Current Liabilities                     1,526             4,859

                                                      --------          --------
           Total Current Liabilities                    37,007            42,156

Other Long Term Liabilities                              1,363             1,740

Shareholders' Equity                                   191,965           205,078

                                                      --------          --------
Total Liabilities & Capital                           $230,335          $248,974
                                                      ========          ========